                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE
                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK)

                                       OF

                              CERPROBE CORPORATION
                                       AT

                               $20 NET PER SHARE

                                       BY

                           CARDINAL MERGER SUB., INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                       KULICKE AND SOFFA INDUSTRIES, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 21, 2000,
                         UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.05 PER SHARE (THE "COMMON STOCK"), TOGETHER WITH THE ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK (THE "RIGHTS" AND, COLLECTIVELY WITH THE COMMON STOCK, THE "SHARES"), OF CERPROBE CORPORATION (THE "COMPANY"), REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES. THE CONSUMMATION OF THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE SECTION 13.

    THE OFFER IS BEING MADE UNDER AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 11, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG KULICKE AND SOFFA INDUSTRIES, INC., CARDINAL MERGER SUB., INC. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE AT A MEETING HELD ON OCTOBER 11, 2000, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER (EACH AS DEFINED IN THIS OFFER TO PURCHASE) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile of the letter in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary named in this Offer to Purchase, (2) follow the procedures for book-entry tender of Shares described in Section 3, or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's Shares will also constitute a tender of the associated Rights. Unless the context otherwise requires, all references to Shares in this Offer to Purchase shall include the associated Rights. A stockholder of the Company who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee.

                      The Dealer Manager for the Offer is:

                          [GEORGESON SHAREHOLDER LOGO]

October 25, 2000

                               SUMMARY TERM SHEET

     This summary highlights important information from this Offer to Purchase but does not purport to be complete. To fully understand the offer described in this document and for a more complete description of the terms of the offer, you should read carefully this entire Offer to Purchase and the Letter of Transmittal, which together, as they may be amended and supplemented, constitute the "Offer." We have included section references to direct you to a more complete description of the topics contained in this summary.

- WHO IS OFFERING TO BUY MY SECURITIES?

  Our name is Cardinal Merger Sub., Inc. We are a Delaware corporation and a wholly owned subsidiary of Kulicke and Soffa Industries, Inc. formed for the purpose of making this tender offer for all the outstanding Shares. See
  Section 9 of this document for more information about us and Kulicke and Soffa Industries, Inc.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  We are offering to buy all of the outstanding Shares, including the associated Rights, of Cerprobe Corporation. See the "Introduction" and Section 1 of this document for more information about the terms of the Offer, and Section 13 of this document for more information about the conditions to which the Offer is subject.

- HOW MUCH IS CARDINAL MERGER SUB., INC. OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  We are offering to pay $20 in cash for each Share, including the associated Rights, of Cerprobe Corporation. See the "Introduction" and Section 1 of this document for more information about the terms of the Offer.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Yes. Kulicke and Soffa Industries, Inc., our parent, will be financing the Offer described in this document with funds provided by Kulicke and Soffa Industries, Inc. See Section 12 of this document for more information about how Kulicke and Soffa Industries, Inc. will finance the Offer.

- ARE KULICKE AND SOFFA INDUSTRIES, INC.'S FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

  Because the Offer is for cash and is not subject to any financing condition, Kulicke and Soffa Industries, Inc.'s financial results should not be relevant to your decision on whether to tender your Shares in the Offer.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING PERIOD?

  You may tender your Shares into the Offer until 12:00 midnight, New York City time, on Tuesday, November 21, 2000, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period or provide a subsequent offering period. See Sections 1 and 3 of this document for more information about tendering your Shares.

- CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  Yes, we can elect to extend the Offer (1) on one or more occasions, each for a period not longer than 5 business days at any one time and not longer than 10 business days in total, if on November 21, 2000 (A) any of the conditions to our obligations to accept for payment and pay for the Shares shall not have been satisfied or waived, or (B) a number of Shares representing at least a majority but less than 90% of the total number of outstanding Shares shall have then been validly tendered and not withdrawn, or (2) for any period required by any rule, regulation, interpretation or position of the Securities and

  Exchange Commission (the "SEC") applicable to the Offer. See Section 1 of this document for more information about extensions of the Offer.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  We will announce by press release any extension of the Offer no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. See Section 1 of this document for more information about extension of the Offer.

- WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

  Following the satisfaction or waiver of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, we may elect to provide a subsequent offering period, although we currently have no intention to do so. If we decide to provide a subsequent offering period, we will publicly disclose our intentions by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the expiration date of the initial offering period. Any such press release will state the approximate number of Shares tendered to date. See
  Section 1 of this document for more information about subsequent offering periods.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  The Offer is conditioned upon, among other things, at least a majority of the total number of outstanding Shares being validly tendered and not withdrawn and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to other conditions. See Section 13 of this document for more information on all of the conditions to which the Offer is subject.

- HOW DO I TENDER MY SHARES?

  If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your Shares for you in nominee or "street" name you must instruct your broker to tender your Shares on your behalf. In any case, the Depositary must receive all required documents before 12:00 midnight, New York City time, on Tuesday, November 21, 2000, which is the expiration date of the Offer, unless we decide to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in Section 3 of this document. See Section 3 of this document for more information on the procedures for tendering your Shares.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You may withdraw the tender of your Shares at any time before the expiration date of the offering period, including any extensions. There will, however, be no withdrawal rights for Shares tendered during any subsequent offering period. See Section 4 of this document for more information on withdrawing your previously tendered Shares.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You (or your broker or bank if your Shares were held in nominee or "street" name), must notify the Depositary at the address and telephone number listed on the back cover of this Offer to Purchase, and this notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. See
  Section 4 of this document for more information about the procedures for withdrawing your previously tendered Shares.

- WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

  THE BOARD OF DIRECTORS OF CERPROBE CORPORATION, BY UNANIMOUS VOTE AT A MEETING HELD ON OCTOBER 11, 2000, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE STOCKHOLDERS OF CERPROBE CORPORATION, APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT CERPROBE CORPORATION STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. SEE THE "INTRODUCTION" AND
  SECTION 10 OF THIS DOCUMENT FOR MORE INFORMATION ON YOUR DIRECTORS' ACTIONS REGARDING THE MERGER AGREEMENT.

- IF YOU CONSUMMATE THE TENDER OFFER, WHAT ARE YOUR PLANS WITH RESPECT TO SHARES THAT ARE NOT TENDERED IN THE OFFER?

  If we purchase at least a majority of the Shares in the Offer, we intend to cause a merger to occur between ourselves and Cerprobe Corporation in which stockholders who have not previously tendered their Shares will also receive $20 in cash, subject to their right under Delaware law to dissent and demand the fair cash value of their Shares. If a majority of the Shares are not tendered to us in the Offer, we do not presently intend to acquire any Shares. See Section 11 of this document about our plans following our purchase of Shares in the Offer with respect to Shares not tendered in the Offer.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  Our purchase of the Shares will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares may also cease to be quoted on the Nasdaq Stock Market. Also, Cerprobe Corporation may cease being required to comply with the SEC's filing requirements and other rules relating to publicly held companies. See Section 7 of this document for more information about the effect of the Offer on your Shares.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On October 11, 2000, the last full trading day before the public announcement of the Offer and the Merger, the reported closing price of the Common Stock on the Nasdaq Stock Market was $12.50 per Share. On October 24, 2000, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of the Common Stock on the Nasdaq Stock Market was $19.6875 per Share. You should obtain a recent market quotation for your Shares in deciding whether to tender them. See Section 6 of this document for recent high and low sales prices for the Shares.

- WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

  Stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by us under the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee under the Offer. See Section 3. Stockholders who hold their Shares through a broker, bank or other nominee should check with such institution as to whether they charge any service fees.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  If you have any questions you can call the Information Agent, Corporate Investor Communications, Inc. at (888) 682-7239 (toll free) or the Dealer Manager, Georgeson Shareholder Securities Corporation at (800) 445-1790 (toll free). See the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

SECTION                                                                 PAGE
-------                                                                 ----
SUMMARY TERM SHEET....................................................    i
INTRODUCTION..........................................................    1
      1.  Terms of the Offer..........................................    2
      2.  Acceptance for Payment and Payment for the Shares...........    5
      3.  Procedure for Tendering Shares..............................    5
      4.  Rights of Withdrawal........................................    8
      5.  Certain Federal Income Tax Consequences of the Offer........    9
      6.  Price Range of the Shares...................................   10
      7.  Effect of the Offer on the Market for the Shares; Stock
          Quotation, Margin Regulations and Exchange Act
          Registration................................................   10
      8.  Certain Information Concerning the Company..................   11
      9.  Certain Information Concerning Parent and the Merger Sub....   13
     10.  Background of the Offer; Contacts with the Company..........   14
     11.  Purpose of the Offer; Plans for the Company; the Merger.....   16
     12.  Source and Amount of Funds..................................   31
     13.  Certain Conditions of the Offer.............................   31
     14.  Dividends and Distributions.................................   33
     15.  Certain Legal Matters.......................................   34
     16.  Fees and Expenses...........................................   35
     17.  Miscellaneous...............................................   35
SCHEDULE A INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
OFFICERS OF KULICKE AND SOFFA INDUSTRIES, INC. AND THE MERGER SUB.....  A-1

TO THE STOCKHOLDERS OF CERPROBE CORPORATION:

                                  INTRODUCTION

     Cardinal Merger Sub., Inc., a Delaware corporation (the "Merger Sub") and a wholly owned subsidiary of Kulicke and Soffa Industries, Inc., a Pennsylvania corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.05 per share (the "Common Stock"), of Cerprobe Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights") issued under the Rights Agreement, dated as of September 28, 1998 (the "Rights Agreement"), between the Company and Computershare Trust Company, Inc. (as successor in interest to American Securities Transfer & Trust, Inc.), as amended by the First Amendment thereto dated October 11, 2000 (the Common Stock and the Rights are together referred to as the "Shares"), at $20 per Share, net to the seller in cash (including any higher price per share that may be paid in the Offer, the "Common Stock Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer"). Tendering stockholders who are record holders of their Shares and tender directly to Harris Trust Company of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by the Merger Sub under the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it will charge any service fees. The Merger Sub will pay all charges and expenses of Georgeson Shareholder Securities Corporation, as dealer manager (the "Dealer Manager"), the Depositary and Corporate Investor Communications, Inc. (the "Information Agent"). Unless the context requires otherwise, all references to the Shares in this Offer to Purchase shall also include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights under the Rights Agreement.

     The Offer is being made under an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 11, 2000, among Parent, the Merger Sub and the Company, in accordance with which, and subject to its terms and conditions, at the Effective Time (as defined below) in accordance with the Delaware General Corporation Law (the "DGCL"), the Merger Sub will be merged with and into the Company and the separate existence of the Merger Sub will cease (the "Merger"). The Company thereafter will continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Parent.

     The Merger will become effective (i) upon the filing of a certificate of merger with the Secretary of State of the State of Delaware under the DGCL or
(ii) at such later time as may be stated in such filing (such time, the "Effective Time"). In the Merger, each issued and outstanding Share not owned by Parent or any subsidiary of Parent (including the Merger Sub) or held in treasury by the Company or any subsidiary of the Company, other than Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Section 262 of the DGCL, will, by virtue of the Merger and without any action on the part of the holder, be converted into the right to receive, without interest, an amount in cash equal to the Common Stock Price (the "Merger Consideration").

     Simultaneously with the execution of the Merger Agreement, Parent and the Company entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which the Company granted Parent an option, exercisable in certain circumstances following termination of the Merger Agreement, to purchase from time to time up to that number of Shares equal to 19.9% of the total Shares outstanding on October 11, 2000. In addition, Parent and eight stockholders of the Company entered into separate Affiliate Tender Agreements (the "Affiliate Tender Agreements") pursuant to which, among other things, such stockholders agreed to tender all of their Shares into the Offer and otherwise to support the Merger.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BY UNANIMOUS VOTE AT A MEETING HELD ON OCTOBER 11, 2000, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE

BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND APPROVED THE MERGER AGREEMENT. THE COMPANY BOARD RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     BANC OF AMERICA SECURITIES LLC, FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE COMPANY BOARD ITS OPINION, DATED OCTOBER 11, 2000, TO THE EFFECT THAT, AS OF SUCH DATE, AND BASED ON AND SUBJECT TO THE MATTERS SET FORTH THEREIN, THE $20.00 PER SHARE IN CASH TO BE RECEIVED BY HOLDERS OF THE SHARES IN THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A COPY OF THIS OPINION IS ATTACHED AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH THE OFFER AND WHICH IS BEING MAILED TO STOCKHOLDERS TOGETHER WITH THIS OFFER TO PURCHASE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY BANC OF AMERICA SECURITIES LLC.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (THE "MINIMUM CONDITION") AND THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR HAVING BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE
SECTION 13.

     ACCORDING TO THE COMPANY, AS OF SEPTEMBER 30, 2000 THERE WERE 9,489,760 SHARES OUTSTANDING AND THERE WERE 1,252,273 ADDITIONAL SHARES RESERVED FOR FUTURE ISSUANCE UNDER GRANTS MADE UNDER THE COMPANY'S STOCK OPTION AND INCENTIVE PLANS. BASED ON SUCH INFORMATION (IF NO ADDITIONAL OPTIONS WERE EXERCISED AFTER THAT DATE), THE MINIMUM CONDITION WOULD BE SATISFIED IF 4,744,881 SHARES WERE VALIDLY TENDERED AND NOT WITHDRAWN.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND THEY SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.   TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Merger Sub will accept for payment, and pay for, all Shares validly tendered on or before the Expiration Date, as defined herein, and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on November 21, 2000, unless and until the Merger Sub shall have extended the period for which the Offer is open in accordance with the Merger Agreement, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended by the Merger Sub, will expire. The period from the date hereof until 12:00 Midnight, New York City time, on November 21, 2000, as such period may be extended, is referred to as the "Offering Period."

     The Merger Sub may elect, in its sole discretion, to provide a subsequent offering period of three to twenty business days (the "Subsequent Offering Period"). For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, would not be an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders could tender Shares not tendered during the Offering Period. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offering Period. If the Merger Sub elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period, not beyond a total of 20 business days, by giving oral or written notice of such extension to the Depositary. The Merger Sub will announce the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, and such Shares, subject to the satisfaction or waiver of all of the Offer conditions, will be immediately accepted and promptly paid for. All Offer Conditions must be satisfied or waived before the commencement of any Subsequent Offering Period, and the Offer Conditions shall not apply to any Subsequent Offering Period.

     The Rights presently are transferable only with the certificates for the Shares, and the surrender for transfer of certificates for any Shares also constitutes the transfer of the Rights associated with the Shares represented by such certificates. As required by the Merger Agreement, the Company has taken all necessary action so that as a result of the Offer and the Merger no Rights will be entitled to be exercised, distributed or triggered.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of the waiting period imposed by the HSR Act, and, in most instances, the other conditions set forth in Section 13. If these conditions are not satisfied at or before the Expiration Date, the Merger Sub reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the SEC, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all of the Offer Conditions, other than the Minimum Condition and the condition that the Merger Agreement shall not have been terminated under its terms, which conditions may be waived only with the Company's consent, and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered, (iii) subject to the provisions of the next paragraph, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the provisions of next paragraph, amend the Offer.

     Under the Merger Agreement and the applicable rules of the SEC, the Merger Sub has the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer, provided that without the prior consent of the Company (which consent will not be valid unless authorized by the Company Board) no modification or change may be made which (i) decreases the consideration payable in the Offer, except as permitted in the Merger Agreement,
(ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) changes the Minimum Condition, (iv) decreases the maximum number of Shares sought under the Offer, (v) changes the material conditions to the Offer in a manner adverse to the Company or its stockholders or option holders, (vi) imposes additional conditions to the Offer, or, (vii) except as described in the next sentence, extends the Offer if on the initial Expiration Date all of the Offer Conditions have been satisfied or waived. Notwithstanding the foregoing, the Merger Sub may, but is not required under the Merger Agreement or otherwise to, without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by the Merger Sub in its sole discretion (each such extension period not to exceed 5 business days at a time or an aggregate of 10 business days), if on the initial Expiration Date (A) any of the Offer Conditions shall not be satisfied or waived, or (B) the Minimum Condition has been satisfied but less than 90% of the Shares have been validly tendered and not properly withdrawn, provided, that if the Merger Sub elects to extend the Offer under this subclause (B), then all of the Offer Conditions, other than conditions described in clauses (2) and (3) of
Section 13, will be deemed to have been irrevocably waived as of the commencement of such extension, or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the SEC staff applicable to the Offer. The Offer Conditions are for the benefit of the Merger Sub and may be waived by the Merger Sub (provided that the Merger Sub may not waive the condition that the Merger Agreement shall not have terminated in accordance with its terms or the Minimum Condition without the Company's consent) in whole or in part at any time and from time to time, in its sole discretion to the extent available, although the Merger Sub has no current intention of availing itself of such right.

     Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, the Merger Sub expressly reserves the right, in its sole discretion, at any time or from time to time, to

(i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE MERGER SUB EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement (which in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date) under Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares. Subject to applicable law and without limiting the obligation of the Merger Sub under such rules or the manner in which the Merger Sub may choose to make any public announcement, the Merger Sub will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release or other public announcement.

     If the Merger Sub extends the Offer, or if the Merger Sub, whether before or after its acceptance for payment of Shares, is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares under the Offer for any reason, then, without prejudice to the Merger Sub's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Merger Sub, and such Shares may not be withdrawn except to the extent tendering security holders are entitled to the withdrawal rights described in Section 4. However, the ability of the Merger Sub to delay the payment for Shares which the Merger Sub has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If the Merger Sub makes a material change in the terms of the Offer (which may require authorization by the Company Board) or in the information concerning the Offer or waives a material condition of the Offer, the Merger Sub will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that waiver of a material condition, such as the Minimum Condition, would be a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to securityholders and that, if material changes are made with respect to information that approaches the significance of the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, before the Expiration Date, the Merger Sub increases the consideration offered to holders of Shares under the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before such increase.

     The Company has provided the Merger Sub with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Merger Sub to record holders of the Shares and will be furnished by the Merger Sub to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the Shares.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE SHARES.

     Upon the terms and subject to the conditions of the Offer, including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment, the Merger Sub will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

     For purposes of the Offer, the Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares under the Offer. Payment for any Shares accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Merger Sub and transmitting such payments to the tendering stockholders. In all cases, payment for any Shares accepted for payment under the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, or a timely Book Entry Confirmation, as defined below, with respect thereto, (ii) the Letter of Transmittal, or a manually signed facsimile, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, as defined below, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the certificates and other required documents occur at different times. The price paid to any holder of the Shares under the Offer will be the highest price per Share paid to any other holder of such Shares under the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment under the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense, to the tendering stockholder or to such other person as the tendering stockholder specified in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, as defined below, under the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder specified in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     The Merger Sub reserves the right, subject to the terms of the Merger Agreement, to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered under the Offer, but any such transfer or assignment will not relieve the Merger Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for any Shares validly tendered and accepted for payment under the Offer.

3.   PROCEDURE FOR TENDERING SHARES.

     VALID TENDER. To tender Shares under the Offer, either (i) a Letter of Transmittal, or a manually signed facsimile, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents must be received by the Depositary before the Expiration Date or the expiration of any Subsequent Offering Period, at one of its addresses set forth on the back cover of this Offer to Purchase or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Rights presently are transferable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares also constitutes the transfer of the Rights associated with the Shares represented by such certificates. As required by the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the grant of any Rights or enable or require any Rights to be exercised, distributed or triggered.

     BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer, either the Letter of Transmittal, or a manually signed facsimile, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message instead of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date or by the expiration of any Subsequent Offering Period, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility, as described above, is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Merger Sub may enforce such agreement against the participant. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF ANY SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY, INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution, including most commercial banks, savings and loan associations and brokerage houses, that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. A stockholder who desires to tender Shares under the Offer and whose certificates for any Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary before the Expiration Date, may tender such Shares by following all of the procedures set forth below:

     (i)  such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Merger Sub, is received by the Depositary, as provided below, before the Expiration Date; and

     (iii) the certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all such Shares, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message instead of the Letter of Transmittal, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq Stock Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     OTHER REQUIREMENTS. Notwithstanding any provision of this document, payment for the Shares accepted for payment under the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2.

     TENDER CONSTITUTES AN AGREEMENT. The valid tender of any Shares under one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Merger Sub upon the terms and subject to the conditions of the Offer (including the tendering stockholder's rights of withdrawal as described in Section 4).

     APPOINTMENT. By executing a Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will (subject to the stockholder's withdrawal rights as described in Section 4) irrevocably appoint designees of the Merger Sub as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Merger Sub and with respect to any and all non-cash dividends, distributions, rights, and other shares of Common Stock or other securities issued or issuable in respect of such Shares on or after October 11, 2000 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Merger Sub deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by the Merger Sub of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given, and, if given, will not be deemed effective. The Merger Sub's designees will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares, and any and all Distributions, as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, with respect to any actions by written consent instead of any such meeting or otherwise. The Merger Sub reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon the Merger Sub's depositing the payment for such Shares with the Depositary, the Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and any and all Distributions.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by the Merger Sub in its sole discretion, which determination will be final and binding. The Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Merger Sub's counsel, be unlawful. The Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Merger Sub, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Merger Sub's interpretation of the terms and conditions of the Offer, including the Letter of Transmittal and Instructions thereto, will be final and binding.

     BACKUP WITHHOLDING. To avoid "backup withholding" of Federal income tax on payments of cash under the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of cash to such stockholder under the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares under the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Merger Sub and the Depositary. Certain stockholders, including, among others, all corporations and certain foreign individuals and entities, are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.   RIGHTS OF WITHDRAWAL.

     Tenders of the Shares made under the Offer are irrevocable except that Shares tendered under the Offer may be withdrawn at any time before the expiration of the Offering Period and, unless theretofore accepted for payment by the Merger Sub under the Offer, may also be withdrawn at any time after December 24, 2000. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during the Subsequent Offering Period.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered under the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid before the physical release of such certificates. All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Merger Sub, in its sole discretion, which determination will be final and binding. None of Parent, the Merger Sub, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time before the Expiration Date, or the expiration of any Subsequent Offering Period.

     If the Merger Sub extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares under the Offer, for any reason, then, without prejudice to the Merger Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of the Merger Sub, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this
Section 4. However, the ability of the Merger Sub to delay payment for Shares which Merger Sub has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

     Sales of the Shares under the Offer and the exchange of the Shares for cash under the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased under the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares were held as capital assets by the stockholder and will be long-term if the Shares have been held for more than 12 months. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum federal income tax rate of 20%.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.   PRICE RANGE OF THE SHARES.

     The Shares are listed on the Nasdaq Stock Market under the symbol "CRPB." The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the Nasdaq Stock Market based on public sources:

                                                               SALES PRICE
                                                              --------------
                                                              HIGH       LOW
                                                              ----       ---
CALENDAR YEAR
1998
  First Quarter.............................................  $22        $16 1/4
  Second Quarter............................................  $20 9/16   $11 5/8
  Third Quarter.............................................  $12 3/4    $ 9
  Fourth Quarter............................................  $15 5/8    $ 9
1999
  First Quarter.............................................  $17 13/16  $12 3/4
  Second Quarter............................................  $12 1/4    $ 7 1/2
  Third Quarter.............................................  $11 7/8    $ 4 3/4
  Fourth Quarter............................................  $10        $ 4 9/16
2000
  First Quarter.............................................  $16 7/8    $ 7 1/4
  Second Quarter............................................  $16 1/2    $ 7 1/4
  Third Quarter.............................................  $21        $12 1/2

     On October 11, 2000, the last full trading day before the public announcement of the Offer and the Merger, the reported closing price on the Nasdaq Stock Market was $12.50 per Share. On October 24, 2000, the last full trading day before commencement of the Offer, the reported closing price was $19.6875 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES. During the periods set forth above, the Company did not pay any dividends on its shares of Common Stock. The Merger Agreement and, according to the Company, the Company's revolving credit facility prohibit or otherwise limit the Company's ability to pay dividends on its Shares. See Section 14 for a description of these limitations.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     MARKET FOR THE SHARES. The purchase of any Shares by the Merger Sub under the Offer will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     STOCK QUOTATION. The Shares are listed on the Nasdaq Stock Market. According to published guidelines of the Nasdaq Stock Market, the Shares would no longer be quoted on the Nasdaq Stock Market if, among other things, the number of publicly held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) were less than 500,000, the aggregate market value of publicly held Shares were less than $1,000,000 or there were fewer than 300 holders of the Shares in round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in published guidelines of the Nasdaq Stock Market, the number of publicly held Shares were less than 100,000, or there were fewer than 300 holders in total.

     If the Shares cease to be listed on Nasdaq Stock Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges, with trades published by such exchanges, or in local or regional over-the-counter markets. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     MARGIN REGULATIONS. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit based on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. This registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of such shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings under Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the Nasdaq Stock Market or for continued inclusion on the Federal Reserve Board's list of "margin securities." The Merger Sub intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated before the Merger, then the registration of such Shares under the Exchange Act and the listing of such Shares on the Nasdaq Stock Market will be terminated following the completion of the Merger.

8.   CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although the Merger Sub, Parent and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent, the Merger Sub and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Merger Sub or the Dealer Manager.

     The Company is a leading manufacturer of probe cards, automatic test equipment ("ATE") interface assemblies, ATE test boards, and test sockets/contactors. The Company has grown its business and expanded its product lines through internal product development, strategic acquisitions, joint development/ ventures and licensing of technologies.

     The Company was incorporated in California in 1976 and reincorporated in Delaware in 1987. The Company maintains its principal executive offices at 1150 North Fiesta Boulevard, Gilbert, Arizona 85233 and its telephone number is (480) 333-1500.

     AVAILABLE INFORMATION. The Shares are currently registered under the Exchange Act. Accordingly, the Company is subject to the information filing requirements of the Exchange Act and is required to file periodic reports, proxy statements, and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, including their remuneration, stock options granted to them, and Shares held by them, the principal holders of the Company's securities, and any material interest of those persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements, and other information are available for inspection and copying at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet site on the World Wide Web at "http://www.sec.gov" that contains reports, proxy statements, and other information.

     SUMMARY FINANCIAL INFORMATION. Set forth below is certain summary consolidated financial information for each of the Company's last three full fiscal years, as contained in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999 (the "Company 10-K"), as well as unaudited financial information for the nine month period ended September 30, 2000, as contained in the Company's press release, dated October 18, 2000, of financial results for the 3 and 9 months ended September 30, 2000. Parent and the Merger Sub make no representation as to the accuracy of such financial information. More comprehensive financial information is included in the Company 10-K and other documents filed by the Company with the SEC, including the financial information and related notes contained therein, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the SEC in the manner set forth above.

                              CERPROBE CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  NINE MONTHS
                                                     ENDED
                                                 SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                 -------------    ------------------------------
                                                     2000           1999       1998       1997
                                                 -------------    --------    -------    -------
                                                  (UNAUDITED)
INCOME STATEMENT DATA
Revenues.......................................     $92,521        $62,656    $76,207    $69,012
Income (loss) from continuing operations before
  income taxes and minority interest...........     $10,772       $(14,831)    $9,306    $12,443
Net income (loss)..............................      $5,862       $(12,581)     $(496)    $1,896
Net income (loss) per common share:
  Basic........................................       $0.33         $(1.60)    $(0.06)     $0.28
  Diluted......................................       $0.31         $(1.60)    $(0.06)     $0.27
BALANCE SHEET DATA (AT PERIOD END):
Current assets.................................     $40,551        $32,820    $36,929    $49,599
Total assets...................................     $86,428        $83,368    $63,686    $68,108
Current liabilities............................     $19,795        $21,008     $6,410     $7,095
Total liabilities and minority interest........     $27,151        $30,251    $10,212     $8,764
Total Stockholders' equity.....................     $59,277        $53,117    $53,474    $59,344

     OTHER FINANCIAL INFORMATION. During the course of the discussions and information exchange between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company for fiscal years 2000 and 2001 (i.e., without regard to the impact on the Company of a transaction with Parent and the Merger Sub) and the Company's budget for fiscal year 2000. The financial projections included, among other things, the following forecasts of the Company's consolidated revenues and net income, respectively (in millions): in 2000, $124 and $7; and in 2001, $160 and $15.

     The Company has advised Parent and the Merger Sub that it does not as a matter of course make public any projections as to future performance or earnings, and the above projections are included in this Offer to Purchase solely because such information was provided to Parent during the course of Parent's evaluation of the Company. The projections were not prepared with a view to public disclosure or in compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Parent and the Merger Sub that (i) its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments and (ii) the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of the Company, Parent, the Merger Sub or any of their representatives, that actual results will not vary materially from those described above.

     The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that the Company, Parent, the Merger Sub or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, and competitive uncertainties, many of which are beyond the control of the Company. Therefore, there can be no assurance that the projections will prove to be reliable estimates of probable future performance. It is quite likely that actual results will vary materially from these estimates. In light of the uncertainties inherent in projections of any kind, the inclusion of projections in this Offer to Purchase should not be regarded as a representation by any party that the estimated results will be realized. There can be no assurances in this regard. None of the Company, Parent, the Merger Sub or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. Further, none of the Company, Parent, the Merger Sub or any other person intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate, even in the short term. The projections have not been adjusted to reflect the effects of the Offer or the Merger.

9.   CERTAIN INFORMATION CONCERNING PARENT AND THE MERGER SUB.

     Parent designs, manufactures and markets capital equipment and packaging materials for sale to companies that manufacture and assemble semiconductor devices. Parent also services, maintains, repairs and upgrades assembly equipment. Parent's business is divided into three segments: equipment, packaging materials and advanced packaging technology. Parent's principal product line is its family of wire bonders, which are used to connect extremely fine wires, typically made of gold or aluminum, between the bonding pads on the die and the leads on the integrated circuit (IC) package to which the die has been attached. In addition to wire bonders, Parent produces and distributes other types of semiconductor assembly equipment, including wafer dicing saws and die bonders, flip chip assembly systems and factory automation and integration systems. Parent offers a range of packaging materials to semiconductor device assemblers which Parent sells under the brand names "American Fine Wire" "Micro-Swiss," and "Semitec." Parent was incorporated in Pennsylvania in 1956. Parent's principal offices are located at 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090. Parent's telephone number is (215) 784-6000.

     The Merger Sub is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Merger Sub was incorporated in 2000, and its principal offices are located at 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090, and the Merger Sub's telephone number is (215) 784-6000.

     FINANCIAL INFORMATION OF PARENT. Parent is subject to the information reporting requirements of the Exchange Act and in accordance therewith Parent is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the SEC. Such reports, proxy statements and other information are available from the SEC at the addresses and through the website described in Section 8.

     OTHER INFORMATION REGARDING PARENT AND THE MERGER SUB. The name, citizenship, business address, current principal occupation, including the name, principal business and address of the organization in which such occupation is conducted, and material positions held during the past five years (including the name, principal business and address of the organization in which such positions were held), of each of the directors and executive officers of Parent and the Merger Sub are set forth in Schedule A to this Offer to Purchase.

     None of Parent or the Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. None of Parent or the Merger Sub has purchased any Shares during the past two years. During the last five years, none of Parent or the Merger Sub nor, to the best of their knowledge, any of the persons listed in Exhibit A, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

     Except as set forth in Section 10, there have been no negotiations, transactions or material contacts between Parent or the Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10, none of Parent or the Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Parent, through its involvement in the semiconductor packaging industry, has always been aware of the critical importance of testing integrated circuits. In the early part of 2000, Parent was approached by certain customers with concerns related to technical difficulties they had encountered in their testing of integrated circuits, and suggested that Parent develop solutions to their difficulties. At this time, Parent was also considering whether to expand its business strategically through acquisitions or otherwise. The combination of these factors led Parent to begin the process of identifying potential strategic partners in the semiconductor test interconnect industry. The Company was one of several potential partners identified during this process.

     On March 16, 2000, Mr. James P. Spooner, Vice President of Corporate Development for Parent, met with the senior management of the Company, including
C. Zane Close, President and Chief Executive Officer of the Company, at the Company's Gilbert, Arizona headquarters to discuss industry related issues. During this discussion, the possibility of a strategic partnership between Parent and the Company was discussed, although no understanding was reached. In contemplation of continuing discussions on the subject of a possible partnership or joint venture, a confidentiality agreement was executed between Parent and the Company. In March, 2000 at an industry conference, Mr. C. Scott Kulicke, Chairman of the Board and Chief Executive Officer of Parent, was introduced to Mr. Close. For the next several months, while Parent explored other potential business opportunities, the parties exchanged limited financial and other information. During this period there were periodic telephone conversations between the Company and Parent regarding a potential strategic partnership.

     In May, 2000, Parent decided to more actively consider acquisition possibilities in the semiconductor test interconnect industry, and on May 17 and 18, 2000 conducted due diligence at the Company's Gilbert, Arizona, headquarters. During this visit, on May 17, 2000, Parent delivered a preliminary, non-binding letter indicating its interest, subject to due diligence and the negotiation of definitive documentation, in acquiring the Company in an all stock merger at a premium of approximately 30 to 40 percent over the Company's then present market value. Following delivery of the May 17, 2000 letter, ongoing discussions regarding a potential business combination continued while Parent conducted additional due diligence investigations, including visits to the Company's facilities in California, France, Singapore, Scotland and Taiwan in June of 2000. During these continuing discussions and due diligence investigations, on June 5, 2000, Parent forwarded to the Company a proposed form of Merger Agreement, and on June 16, 2000, the Company provided Parent with its initial comments to the proposed agreement.

     On July 12, 2000, at a meeting in Milpitas, California, Mr. Spooner spoke with Mr. Close and indicated that, subject to its continuing due diligence and the negotiation of definitive documentation, Parent was contemplating a transaction in which Parent would acquire the Company by issuing a maximum of six million shares of common stock, without par value, of Parent (the "Parent Common Stock") to the Company's stockholders, with the precise number of shares of Parent Common Stock that would be issued to be determined based on the price per share of Parent Common Stock at the time of the closing of the transaction. On July 18, 2000, Parent delivered a follow-up, non-binding letter and a revised draft of the Merger Agreement, each reflecting the July 12, 2000 non-binding oral offer. Shortly after delivery of the July 18, 2000 letter, due to fluctuations in the market price of shares of Parent Common Stock on the Nasdaq Stock Market, negotiations between the parties were mutually terminated.

     In early August, 2000, the senior management of Parent discussed the possibility of restructuring the terms of a potential acquisition of the Company. To this end, talks were reinitiated with the Company, and on August 10, 2000, a revised draft of the Merger Agreement was provided to the Company by Parent. Following the delivery of the revised draft Merger Agreement, on August 14 and 15, 2000, Mr. Spooner, along with his legal advisors, visited the Company at its Gilbert, Arizona, headquarters. During this visit, negotiations between the parties resumed on several non-price issues, and, on August 17, 2000, Mr. Spooner made a presentation to the Company Board at a regularly scheduled meeting. At this Company Board meeting, Mr. Spooner indicated that Parent intended to present a revised, non-binding letter to the Company within the next week. On August 22, 2000, Parent delivered a revised version of the Merger Agreement to the Company incorporating the non-price issues negotiated at the August 14 and 15, 2000 meeting, and on August 24, 2000, Parent delivered a revised, non-binding letter indicating its interest, subject to its continuing due diligence and the negotiation of definitive documentation in acquiring the Company at a price per Share of $19.00, payable half in cash and half in shares of Parent Common Stock, valued as of the date the transaction closed.

     Following the delivery of the August 24, 2000 letter, negotiations on price and other issues continued. On September 6, 2000, Mr. Close visited Parent's facilities in Willow Grove, Pennsylvania, and met with Mr. Kulicke and Mr. Spooner. No agreement was reached during this meeting. On September 8, 2000, following Mr. Close's return to Arizona, the Company contacted Parent and indicated that it was seeking a transaction in which the Shares were valued at not less than $20.00 per Share, payable half in cash and half in shares of Parent Common Stock valued as of the date the transaction closed. On September 11, 2000, Parent delivered a revised, non-binding letter indicating its interest, subject to its continuing due diligence and the negotiation of definitive documentation, in acquiring the Company at a price per Share of $20.00, payable half in cash and half in shares of Parent Common Stock valued as of the date the transaction closed, subject to an upper limit on the number of Parent shares issuable in the transaction. On September 13, 2000, the Company contacted Parent and indicated a willingness to resume negotiations on the basis on the September 11, 2000 letter. From September 13 to September 27, 2000, the parties conducted intense negotiations towards finalizing definitive transaction documents, and the Company continued to provide due diligence materials to Parent.

     On September 28, 2000, Parent informed the Company that due to the fluctuations in the market price of shares of Parent Common Stock, it was concerned that the transaction as proposed could not be effected, since it would likely require more shares of Parent Common Stock than Parent was willing to issue. On that date, via telephone, Mr. Spooner indicated to the Company Board that Parent was contemplating revising its offer as an all-cash offer. The Company Board informed Mr. Spooner that Parent needed to submit a revised offer within 24 hours or all negotiations would cease. Over the next day, Parent met with its advisors regarding the possibility of revising its offer to acquire the Company. On September 29, 2000, in response to these discussions, Parent delivered a revised, non-binding letter indicating its interest, subject to its continuing due diligence and the negotiation of definitive documentation, in acquiring the Company in an all cash merger at a price per Share of $20.00. On that same day, the Board of Directors of Parent (the "Parent Board") held a meeting at which members of Parent's senior management, together with Parent's advisors, reviewed in detail the then current proposal to acquire the Company. At this meeting, the Parent Board appointed a sub-committee (the "Parent Sub-Committee") to give final approval to the definitive acquisition of the Company, if required.

     On October 3, 2000, the Company contacted Parent regarding the September 29, 2000 letter. During these discussions, Mr. Kulicke and Mr. Ross J. Mangano, the Chairman of the Company Board, agreed in principle, subject to the approval of their respective boards of directors and the negotiation of definitive transaction documentation, to the acquisition of the Company by Parent in a tender offer at a price of $20.00 cash per Share. From October 3, 2000 through October 11, 2000, members of the management of both companies, along with their legal advisors, extensively negotiated the terms of the proposed acquisition and the definitive documentation. The principal issues discussed among the parties during these negotiations included the nature and extent of the parties' representations and warranties, the conditions to the Offer, the termination events under the definitive agreements and the liability of the parties in such circumstances, the amount of the termination fees payable by the Company and Parent and the bases upon which they were payable, the nature of Parent's commitments with respect to various Company officers and employee benefit matters, the source of financing for the Offer and the Merger, and the terms of the Stock Option Agreement, including under what circumstances Parent's option to purchase Shares under the Stock Option Agreement would become exercisable.

     On October 9, 2000, the Parent Board with its advisors met and was updated on the status of the negotiations. At this meeting, the Parent Board reconfirmed its approval of the transaction and the appointment of the Parent Sub-Committee to finalize the remaining details. On October 11, 2000, the Parent Sub-Committee authorized the acquisition of the Company, the Merger Agreement, the Stock Option Agreement and the Affiliate Tender Agreement. Following a meeting of the Company Board on this date, the representatives of both Parent and the Company concluded negotiations of mutually acceptable definitive documentation. Thereafter, Parent, the Merger Sub and the Company executed, where applicable, each of the Merger Agreement, the Stock Option Agreement and the Affiliate Tender Agreement, and the transaction was announced before the opening of business on October 12, 2000 by the issuance of a press release by Parent.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER.

     PURPOSE. The purpose of the Offer and the Merger is to enable Parent indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made under the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased under the Offer. The Company will, as of the Effective Time, be an indirect wholly owned subsidiary of Parent.

     Under Delaware law, if the Merger Sub acquires, through the Offer or otherwise, at least 90% of the outstanding Shares, the Merger may be effected without the vote of, or notice to, the Company's stockholders. Therefore, assuming the Company has 9,489,760 Shares outstanding (as was the case on September 30, 2000), if at least approximately 8,540,784 of the outstanding Shares (or such greater number as may be necessary if options are exercised) are acquired under the Offer or otherwise, the Merger Sub will be able to, and under the Merger Agreement will be required to, effect the Merger without a meeting of the Company's stockholders.

     If the "short form" merger procedure described above is not available, under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Merger Sub) will be required to approve the Merger. If the Merger Sub acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied and the Merger Sub were to accept for payment, and pay for, Shares tendered under the Offer, it would have sufficient voting power to effect the Merger regardless of the vote of any other stockholders of the Company.

     PLANS FOR THE COMPANY. Except as disclosed in this Offer to Purchase, neither Parent nor the Merger Sub has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board. Parent is continuing to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of the Company with those of other business units of Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent acquires control of the Company, Parent will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization or management or could involve consolidating and streamlining operations and reorganizing other businesses and operations.

     Assuming the Minimum Condition has been satisfied and the Merger Sub purchases all Shares tendered under the Offer, the Merger Sub intends, subject to Rule 14f-1 under the Exchange Act, promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. Under the Merger Agreement, the Company has agreed, concurrently with the Merger Sub's acceptance for payment and payment for such Shares, that the Merger Sub will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give the Merger Sub representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (giving effect to any increase in the size of such Board under this provision of the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by the Merger Sub and its affiliates (including Shares so accepted for payment and purchased) bears to the number of Shares then outstanding; provided that, so long as the total number of directors on the Company Board does not exceed nine (9), the number of directors designated by the Merger Sub on the Company Board may not exceed seven (7). In furtherance of the foregoing, the Merger Agreement provides that concurrently with the Merger Sub's acceptance for payment and payment for such Shares, upon the request of the Merger Sub or Parent and subject to compliance with Rule 14f-1 under the Exchange Act, the Company will use its reasonable best efforts promptly either to increase the size of its Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of the Merger Sub to be so elected or appointed to the Company Board, and, subject to applicable law, the Company has agreed to take all reasonable actions available to the Company to cause such designees of the Merger Sub to be so elected or appointed. At such time, the Merger Agreement provides that the Company will, if requested by Parent or the Merger Sub and subject to applicable law, also take all reasonable action necessary to cause persons designated by the Merger Sub to constitute at least the same percentage, rounded up to the next whole number, as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors, or similar body, of each subsidiary of the Company and (iii) each committee, or similar body, of each such board.

     Parent and the Company have also agreed that after the time that the Merger Sub's designees are elected to the Company Board, such Board will have, at all times before the Effective Time at least two directors who were directors of the Company on October 11, 2000 and who are not officers or affiliates of the Company, Parent or any of their affiliates, it being understood that for purposes of this sentence, a director, including, without limitation, the Chairman of the Company Board, will not be deemed an affiliate of the Company solely as a result of his status as a director of the Company (the "Current Directors"). Parent and the Company have further agreed that (i) if the number of Current Directors serving on the Company Board is reduced below two for any reason whatsoever, including, without limitation, by a director's refusing or failing to serve, the remaining Current Director serving on the Company Board may designate another Current Director to fill such vacancy, (ii) if no Current Directors then remain on the Company Board, the other directors will designate two other Current Directors to fill such vacancies, and (iii) if notwithstanding the foregoing, no Current Directors are on the Company Board, the other directors may designate two other persons to fill such vacancies who are not officers or affiliates of the Company, Parent or any of their respective affiliates (each an "Independent Director"). Subject to applicable law, the Company has also agreed to promptly take all action reasonably requested by Parent necessary to effect any such election, including furnishing the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder to Parent for inclusion in this Offer to Purchase.

     The Company and Parent have also agreed that before the Effective Time and from and after the time that the Merger Sub's designees constitute a majority of the Company Board, if applicable, any amendment or any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Merger Sub thereunder, and any waiver of any condition or of any of the Company's rights thereunder may be effected only with the affirmative vote of a majority of the Current Directors and Independent Directors; provided, that, if there are no Current Directors or Independent Directors, such actions may be effected by majority vote of the entire Company Board.

     The Merger Sub or an affiliate of the Merger Sub may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. The Company Board has approved the Merger Agreement and the Offer, and, therefore,
Section 203 of the DGCL is inapplicable to the Offer and the Merger. The Company has also amended the Rights Agreement to provide that (i) neither Parent nor the Merger Sub, nor any affiliate of Parent or the Merger Sub, will be deemed to be an Acquiring Person or entity (as defined in the Rights Agreement) in connection with the transactions contemplated by the Merger Agreement, (ii) the Rights will not separate from the Shares as a result of the execution, delivery or performance of the Merger Agreement, the Stock Option Agreement or the consummation of the Offer or the Merger or any of the other transactions contemplated thereby, and (iii) none of the Company, the Merger Sub or the Surviving Corporation, nor any of their respective affiliates, will have any obligations under the Rights Agreement to any holder (or former holder) of Rights as of or following the consummation of the Offer or following the Effective Time.

     THE MERGER AGREEMENT. The following is a summary of the Merger Agreement, a copy of which has been filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and the Merger Sub (the "Schedule TO"). This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement. The following summary may not contain all of the information important to you. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase. Capitalized terms used in the following summary and not otherwise defined below have the meanings set forth in the Merger Agreement.

     The Offer and the Merger. The Merger Agreement provides for the making of the Offer and that upon the terms and subject to prior satisfaction or waiver, to the extent permitted to be waived, of the conditions of the Offer, promptly after expiration of the Offer, Parent will cause the Merger Sub to accept for payment, and pay for, all Shares validly tendered and not withdrawn in the Offer. The Merger Agreement further provides that the Merger Sub has the right to modify and make changes to the terms and conditions of the Offer as described above in Section 1 of this Offer to Purchase.

     The Merger Agreement provides that, as soon as practicable after consummation of the Offer, receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of other conditions described below, the Merger Sub will be merged into the Company, and each then outstanding Share not owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company, other than Shares held by stockholders of the Company who properly exercise dissenters' rights under the applicable provisions of the DGCL, will be converted into the right to receive the Merger Consideration.

     Vote Required to Approve Merger. The DGCL requires that, if the "short form" merger procedure previously described in this Section 11 is not available, the adoption of any plan of merger of the Company must be approved by the holders of a majority of the Company's outstanding Shares. In such case, under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares, including any Shares owned by the Merger Sub, will be required to approve the Merger. If the approval of the holders of a majority of the Company's outstanding Shares is required, the Merger Agreement provides that the Company will as promptly as reasonably practicable after the Expiration Date convene a special meeting of its stockholders for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger, and otherwise comply with all legal requirements applicable to a stockholders' meeting. Subject to its fiduciary duties, the Company Board will recommend the approval and adoption of the Merger and the Merger Agreement. If the Merger Sub acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied and the Merger Sub were to accept for payment, and pay for, Shares tendered under the Offer, it would have sufficient voting power to effect the Merger without the vote of any other stockholders of the Company.

     Recommendation. The Company Board, at a meeting held on October 11, 2000, has (i) unanimously determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, (ii) unanimously duly approved the Offer, the Merger, the Merger Agreement, the Affiliate Tender Agreement, the Stock Option Agreement and the other transactions contemplated thereby, and (iii) unanimously recommended that the stockholders of the Company accept the Offer and approve the Merger Agreement and the Merger (the "Offer Recommendation"). This recommendation of the Company Board may be withdrawn or modified by the Company Board under certain circumstances. However, the Company may be obligated to pay Parent the Company Termination Fee described below under "Fees and Expenses" if such approval is withdrawn or modified.

     Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, before the Effective Time, of the following conditions:

     (1) if required by applicable law, the Merger Agreement will have been adopted by the requisite affirmative vote of the holders of a majority of the Shares;

     (2) the waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated;

     (3) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Government Entity of competent jurisdiction or other legal restraint or prohibition will be in effect
         (i) preventing the consummation of the Merger or (ii) prohibiting or limiting the ownership or operation by Parent or the Company and their respective subsidiaries of any material portion of the business or assets of Parent or the Company and their respective subsidiaries, taken as a whole, or (iii) compelling Parent or the Company and their respective subsidiaries to dispose of or hold separate any portion of the business or assets of Parent or the Company and their respective subsidiaries, taken as a whole, which (A) in the case of either clause
         (ii) or (iii), would result in a Company Material Adverse Effect (as defined in Section 11) or a Parent Material Adverse Effect (as defined in Section 13), except if such prohibition or restraint relating to clauses (i), (ii) and (iii) arises under (1) any antitrust, competition or similar statute, law, rule or regulation of any jurisdiction outside the United States of America, or (2) any other statute, law, rule or regulation of any jurisdiction outside the United States of America, or
         (B) in the case of clauses (i), (ii) and (iii), would reasonably be expected to subject any officer, director, employee or stockholder of the Company or Parent to any civil or criminal liability;

     (4) in the case of the Company's obligations, all governmental consents, orders and approvals, other than under the HSR Act and other than the filing of the Certificate of Merger by the Company with the Office of the Secretary of State of Delaware, legally required for the consummation of the Merger and the transactions contemplated in the Merger Agreement shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to (A) subject any officer, director, employee or stockholder of the Company to civil or criminal liability in respect of the failure to obtain such consent, or (B) have a Company Material Adverse Effect, and in the case of Parent's and the Merger Sub's obligations, all other governmental consents, orders and approvals, other than under the HSR Act, legally required for the consummation of the Merger and the transactions contemplated in the Merger Agreement shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect; and

     (5) Merger Sub shall have accepted for payment and paid for the Shares tendered under the Offer.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time before the Effective Time, and, if required by applicable law, whether before or after approval of the Merger Agreement and the Merger by the stockholders of the Company:

     (1) by mutual written consent of Parent and the Company;

     (2) by either Parent or the Company if:

        - there is any decree, judgment, injunction or other order which is final and nonappealable preventing the consummation of the Offer or the Merger and the terminating party shall have used reasonable best efforts to prevent the entry of such decree, judgment, injunction or other order; or

        - the Offer is terminated or withdrawn under its terms (including under the terms described in Section 13) without any of the Shares being purchased thereunder.

     (3) by the Company if:

        - before the purchase of a majority of the Shares under the Offer:

           - there is a breach of any representation, warranty, covenant or agreement in the Merger Agreement on the part of Parent or the Merger Sub, or if any representation or warranty on the part of Parent or the Merger Sub shall have become untrue (except to the extent such representation or warranty speaks as of another date, in which case such representation or warranty shall be untrue as of such date); provided that the Company may not terminate the Merger Agreement if:

               - such breach or failure to perform or comply is curable by
                 Parent or the Merger Sub through the exercise of their reasonable efforts and for so long as Parent or the Merger Sub continue to exercise such reasonable efforts or, if shorter, for 20 days, or

               - the circumstances giving rise to such breach of any of Parent's or the Merger Sub's representations and warranties do not constitute or effect, individually or in the aggregate, a Parent Material Adverse Effect.

        - the Merger Sub fails to commence the Offer in violation of the Merger Agreement.

        - all of the Offer Conditions shall have been satisfied or waived and the Merger Sub shall not have accepted for payment and paid for any Shares under the Offer in accordance with its terms.

        - before the purchase of a majority of the Shares under the Offer, all of the following conditions are met:

           - the Company receives an unsolicited bona fide proposal in writing by any person relating to a Competing Transaction;

           - the Company Board, after duly considering the advice of outside legal counsel to the Company, determines in good faith that the failure to do any of the following would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders imposed by applicable law: (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Offer Recommendation (it being understood that any such modification is not adverse if a majority of the directors on the Company Board continue to favorably recommend the Offer and the Merger), (ii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction (as defined in the Merger Agreement), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Competing Transaction (other than agreements relating solely to non-disclosure or "standstill" provisions);

           - the Company notifies Parent in writing that it intends to take any of the foregoing actions listed in clauses (i), (ii) and (iii) above;

           - if the Company proposes to enter into an agreement with respect to such Competing Transaction, the Company attaches the most recent version of such agreement to such notice;

           - Parent does not make, within 48 hours of receiving the Company's written notification of its intention to take the actions listed in clause (i), (ii) or (iii) above, a written offer that is at least as favorable, from a financial point of view (after considering all of the terms of such Competing Transaction), to the stockholders of the Company as the Competing Transaction, as determined in good faith by the Company Board after duly considering the advice of the Company's investment bankers;

           - the Company is not in material breach of its obligations not to solicit, negotiate or endorse any Competing Transactions; and

           - the Company pays to Parent the Company Termination Fee.

     (4) by Parent if, before the purchase of a majority of the Shares under the
Offer:

        - the Company amends the Rights Plan to facilitate the acquisition by any person, entity or "group," (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Parent or the Merger Sub of any of the outstanding shares of its capital stock.

        - on the Expiration Date, the Offer Condition described in subsection
          (1) of Section 13 has not been satisfied or waived, provided, that, to terminate under this provision, Parent must pay the Parent Termination Fee (as described below).

        - on the Expiration Date, the Offer Conditions described in subsections
          (2) and (3) of Section 13 have not been satisfied or waived.

        - the Company Board:

           - withdraws, modifies or amends the Offer Recommendation in a manner adverse to Parent or the Merger Sub (it being understood that any such modification is not adverse if a majority of the directors on the Company Board continue to favorably recommend the Offer and the Merger); or

           - has endorsed, approved or recommended to the Company's stockholders any Competing Transaction.

        - the Company has entered into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Competing Transaction, other than agreements relating solely to non-disclosure or "standstill" provisions.

        - a tender offer (other than the Offer) or exchange offer for the outstanding shares of capital stock of the Company then representing 20% or more of the combined power to vote generally for the election of directors is commenced, and the Company Board:

           - recommends in any manner that the Company's stockholders tender their shares into such tender or exchange offer; or

           - does not recommend in any schedule 14D-9, or in any other form or schedule required to be filed with the SEC by applicable law, that the Company's stockholders not tender their shares into such tender or exchange offer.

     Effect of Termination. If the Merger Agreement is terminated by either Parent or the Company, the Merger Agreement will become void and there will be no liability or further obligation on the part of Parent, the Merger Sub or the Company or any of their respective officers or directors, except that nothing will relieve any party from its obligations with respect to any breach of the Merger Agreement or to pay any required expenses of, or required termination fee to, the other parties.

     Fees and Expenses. The Company will be required to pay Parent a termination payment of $5,625,000 (the "Company Termination Fee") if the Merger Agreement is terminated:

     (1) by Parent if, before the purchase of a majority of the Shares under the
         Offer:

        - the Company Board:

           - withdraws, modifies or amends the Offer Recommendation in a manner adverse to Parent or the Merger Sub (it being understood that any such modification is not adverse if a majority of the directors on the Company Board continue to favorably recommend the Offer and the Merger); or

           - has endorsed, approved or recommended any Competing Transaction.

        - the Company has entered into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Competing Transaction, other than agreements relating solely to non-disclosure or "standstill" provisions.

        - a tender offer (other than the Offer) or exchange offer for outstanding shares of capital stock of the Company then representing 20% or more of the combined power to vote generally for the election of directors is commenced, and the Company Board:

           - recommends in any manner that the Company's stockholders tender their shares into such tender or exchange offer; or

           - does not recommend in any schedule 14D-9 or in any other form or schedule required to be filed with the SEC by applicable law that the Company's stockholders not tender their shares into such tender or exchange offer.

           - the Company amends the Rights Plan to facilitate the acquisition by any person, entity or "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Parent or the Merger Sub of any of the outstanding shares of the capital stock.

           In any of the preceding cases, the fee shall be payable within two business days of such termination.

     (2) by the Company (before the purchase of a majority of the Shares under the Offer and after complying with the conditions under which it is permitted by the Merger Agreement to do any of the following, in which case the Company Termination Fee shall be paid contemporaneously with such termination) if the Company shall: (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Offer Recommendation (it being understood that any such modification is not adverse if a majority of the directors on the Company Board continue to favorably recommend the Offer and the Merger), (ii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Competing Transaction (other than agreements relating solely to non-disclosure or "standstill" provisions).

     Parent will be required to pay the Company a termination payment of $16,875,000 (the "Parent Termination Fee") if the Merger Agreement is terminated:

     (1) by Parent, if such termination is attributable to the fact that the Offer Condition relating to the accuracy of the Company's representations or warranties, as described in subsection (1) of
         Section 13, has not been satisfied, in which case Parent shall pay the Parent Termination Fee contemporaneously with such termination.

     (2) by the Company, so long as the Company has not breached in any material respect any representation, warranty or covenant on its part and either:

        - the Merger Sub has failed to commence the Offer in violation of the Merger Agreement; or

        - all of the Offer Conditions have been satisfied or waived and the Merger Sub has not accepted for payment and paid for any Shares under the Offer in accordance with its terms.

        In any of the cases described in subsection (2) above, Parent shall pay the Parent Termination Fee within two business days following such termination.

     Other Fees and Expenses. The Merger Agreement provides that all expenses incurred by the parties thereto will be borne solely by the party which has incurred such expenses; provided, however, that Parent and the Merger Sub as a group and the Company individually will pay one-half each for all expenses related to (i) printing, filing and mailing the Offer Documents, the Information Statement, the Schedule 14D-9 and the Company Proxy Statement (each as defined in the Merger Agreement), (ii) all SEC and other regulatory filing fees incurred in connection with such documents and (iii) all fees of preparing and filing appropriate notification under the HSR Act. Notwithstanding the foregoing, (A) if the Merger Agreement is terminated by Parent due to the Company's breach of a representation or warranty, then the Company will make a nonrefundable cash payment to Parent, within two business days after such termination, in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including with respect to fees, all filing fees and all reasonable attorneys' fees, accountants' fees and financial advisory fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of the transaction documents and otherwise in connection with the Offer and the Merger, provided, however, that such payment will not exceed $1,000,000, and (B) if this Agreement is terminated by the Company due to Parent's or the Merger Sub's breach of a representation or warranty, then Parent will make a nonrefundable cash payment to the Company, within two business days after such termination, in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including with respect to fees, all filing fees and all reasonable attorneys' fees, accountants' fees and financial advisory fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of the transaction documents and otherwise in connection with the Offer and the Merger, provided, however, that such payment will not exceed $1,000,000.

     Acquisition Proposals. The Company has agreed that it will not, and will not permit any of its subsidiaries or authorize any of its representatives to, and will use its reasonable best efforts not to allow any of its representatives to:

     - solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to knowingly facilitate or induce, any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any Competing Transaction; or

     - enter into discussions or negotiations with any person or entity in furtherance of any inquiries to obtain a Competing Transaction; or

     - agree to, or endorse, any Competing Transaction.

     Furthermore, the Company has agreed to promptly notify Parent of all material terms of any such inquiries or proposals received by the Company or, to the knowledge of the Company, by any representative of the Company relating to any Competing Transaction and if such inquiry or proposal is in writing, the Company has agreed to promptly deliver or cause to be delivered to Parent a copy of such inquiry or proposal.

     Notwithstanding the foregoing restrictions, the Company is not prohibited:

     - at any time before the purchase of a majority of the Shares under the Offer from:

        - furnishing information to, or entering into negotiations or discussions with, any persons in connection with an unsolicited bona fide proposal in writing by such person relating to a Competing Transaction, provided, however, that the Company or its representatives may do so only if and to the extent that:

           - the Company provides Parent with at least 24 hours' prior notice of any meeting of the Company Board at which the Company Board will consider such offer;

           - the Company Board, after duly considering the advice of outside legal counsel to the Company, determines in good faith that the failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to stockholders imposed by applicable law; and

           - before, or concurrently with, furnishing any information to such person, the Company furnishes such information to Parent (to the extent not previously furnished).

     - complying with Rule 14d-9 or 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction.

     - furnishing a copy of the non-solicitation provisions of the Merger Agreement to any person making an unsolicited bona fide proposal in writing related to a Competing Transaction.

     - making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after duly considering the advice of outside legal counsel to the Company, failure to make such disclosure would be reasonably likely to constitute a breach of its fiduciary duties to stockholders imposed by applicable law.

     Under the Merger Agreement, neither the Company Board nor any committee thereof may:

     - withdraw or modify, or propose publicly to withdraw or modify, in any manner adverse to Parent, the Offer Recommendation (it being understood that any such modification is not adverse if a majority of the directors on the Company Board continue to favorably recommend the Offer and the Merger);

     - approve or recommend, or propose publicly to approve or recommend, any Competing Transaction; or

     - cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Competing Transaction (other than agreements relating solely to non-disclosure or "standstill" provisions).

     The Company Board, including any committee thereof, may take the actions described above so long as certain conditions specified in the Merger Agreement are met, including, without limitation, the termination by the Company of the Merger Agreement and the payment by the Company to Parent of the Company Termination Fee.

     The Company has further agreed that it will not terminate the Merger Agreement or enter into a binding agreement with respect to a Competing Transaction if Parent has, within 48-hours of receiving the Company's written notice of its intention to take one of the actions described immediately above, made a written offer that is at least as favorable to the Company's stockholders from a financial point of view (after considering all of the terms of such Competing Transaction), and, if the Competing Transaction is publicly known, has publicly announced its intention to make such offer.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto, including representations by the Company with respect to, among other things: its organization and qualification; its subsidiaries; its certificate of incorporation and bylaws; its capitalization and the capitalization of its subsidiaries; authority relative to the Merger Agreement and the Stock Option Agreement; no conflicts; required filings and consents; compliance with the law; permits; SEC filings; financial statements; absence of certain changes or events; undisclosed liabilities; litigation; customers; major contracts; employee benefit plans; labor matters; taxes; environmental matters; intellectual property; transactions with affiliates; certain business practices; insurance; properties; full disclosure and the opinion of its financial advisor. Certain representations and warranties in the Merger Agreement are qualified by "materiality" or by "Company Material Adverse Effect" on the Company. For purposes of the Merger Agreement and this Offer to Purchase, the term "Company Material Adverse Effect" means any change or effect, including prospective changes or effects, that, individually or when taken together with all other changes or effects, is or would reasonably be expected to be adverse to the assets, liabilities, financial condition, results of operations or business of the Company and its subsidiaries, taken as a whole, which changes or effects in relation to the assets, liabilities, financial condition, results of operations or business of the Company and its subsidiaries taken as a whole results or would reasonably be expected to result in damages, liabilities or expenses to the Company of $5,000,000 or more. The Merger Agreement further provides that none of the following will be deemed in themselves, either alone or in combination, to constitute a Company Material Adverse Effect, and none of the following will be taken into account in determining whether there has been or will be a Company Material Adverse Effect:
(i) any changes in the trading price or trading volume for the Shares between October 11, 2000 and the Effective Time, (ii) the failure by the Company to meet internal projections or forecasts or published revenue or earning predictions for any period ending, or for which revenues or earnings are disclosed, on or after October 11, 2000, (iii) any change in the economy or securities markets of the United States or any other country or region in general, (iv) any change or effect resulting from the announcement of the transactions contemplated by the Merger Agreement, (v) changes in law or generally accepted accounting principles, which affect generally entities such as Parent or the Company, (vi) any change or effect in the semiconductor or the semiconductor capital equipment industries in general, and not specifically the Company or its subsidiaries, (vii) any change or effect resulting from the taking of any actions by the Company that have been approved in writing by Parent, including those actions contemplated by the Merger Agreement, or (viii) any change or effect resulting from compliance by Parent, the Merger Sub or the Company with the terms of the Merger Agreement.

     Certain Covenants. The Company has agreed in the Merger Agreement that, before the purchase of a majority of the Shares in the Offer, the Company will, among other things, carry on its business solely in the ordinary course consistent with past practice and will not adopt any amendments to its certificate of incorporation or bylaws. In addition, the Company has agreed that, before the purchase of a majority of the Shares in the Offer, the Company will not, and will not permit any of its subsidiaries or authorize any of its representatives to, among other things, (i) acquire or agree to acquire, by merging or consolidating with, or by any other manner, any business or any other person or entity, (ii) declare or pay certain dividends or distributions, (iii) make certain changes to its capital structure, (iv) issue or sell securities except in certain limited circumstances, (v) sell, lease, or otherwise dispose of any material assets of its or any of its subsidiaries, except for dispositions of inventory in the ordinary course consistent with past practice and for certain sale/leaseback transactions, (vi) make certain payments to the members of its Board, its executive officers and its employees, (vii) take certain actions with respect to its benefit plans, (viii) incur additional debt above levels established in the Merger Agreement, (ix) enter into, amend, modify or terminate certain contracts, (x) make or agree to make additional capital expenditures above levels established in the Merger Agreement, or (xi) authorize or agree to do any of the foregoing.

     Proxy Statement. The Merger Agreement provides that, if required, the Company and Parent will promptly prepare, and the Company will file with the SEC a proxy statement to be distributed to the stockholders of the Company, along with a form of proxy, in connection with such stockholders' vote on the Merger and the Merger Agreement. Such proxy statement will, subject to the fiduciary duties of the Company Board, include the recommendation of the Company Board that the stockholders of the Company vote to approve the Merger and the Merger Agreement.

     Amendment of the Merger Agreement. The Merger Agreement may be amended by action taken by or on behalf of the Boards of Directors of Parent, the Merger Sub and the Company at any time before the Effective Time; provided, however, that, (i) before the Effective Time and from and after the time that the Merger Sub's designees constitute a majority of the Company Board, if applicable, any amendment to or termination of the Merger Agreement may be affected only with the affirmative vote of the majority of the Current Directors and Independent Directors who are then members of the Company Board, and (ii) after approval of the Merger by the stockholders of the Company, no amendment may be made that by law requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent, the Merger Sub and the Company.

     Indemnification of Officers and Directors. The Company has agreed to indemnify and hold harmless Parent and its directors and officers, and Parent has agreed to indemnify and hold harmless the Company and its directors and officers, from and against any loss, claim, damage, cost, liability, obligation or expense, including reasonable attorney's fees and costs of investigation, to which any indemnified party may become subject under the Exchange Act or otherwise, insofar as such loss, claim, damage, cost, liability, obligation or expense or actions in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of a material fact relating to, and supplied by, such indemnifying party and contained in the Offer Documents, the Information Statement, the Schedule 14D-9 or the Company Proxy Statement or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein with respect to such indemnifying party not misleading.

     Parent and the Merger Sub have agreed that until six years from the Effective Time, Parent will not permit the Certificate of Incorporation and Bylaws of the Surviving Corporation to be amended to reduce or limit the rights of indemnity afforded in such Certificate of Incorporation and Bylaws to the present and former directors and officers (the "Indemnified Persons") of the Company or to reduce or limit the ability of the Surviving Corporation to indemnify such persons, or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. If, within this period, the Surviving Corporation is merged with or into Parent or another subsidiary of Parent, the Certificate of Incorporation and Bylaws of Parent or such subsidiary will, for at least the six year period following the Effective Time, provide rights to indemnification for the Indemnified Persons at least equivalent to those in the Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the Effective Time, Parent will cause the Surviving Corporation or its successors (i) to exercise the powers granted to it by its Certificate of Incorporation, its Bylaws and by applicable law, as in effect on October 11, 2000, to indemnify to the fullest extent possible present and former directors and officers of the Company against claims made against them arising from their service in such capacities and (ii) to fulfill and honor in all respects the obligations of the Company under each agreement that provides for indemnification and is in effect between the Company and the Indemnified Persons at the Effective Time that has been disclosed to Parent.

     Should any claim or claims be made against any present or former director or officer of the Company, arising from his services as such, within six years of the Effective Time, the provisions of the Merger Agreement respecting the Certificate of Incorporation and Bylaws of the Surviving Corporation will continue in effect until the final disposition of all such claims. If after the Effective Time, the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the indemnification obligations set forth above, including by providing rights to indemnification in their certificates of incorporation, bylaws, or other organizational documents at least equivalent to those in the Certificate of Incorporation and Bylaws of the Surviving Corporation. Notwithstanding anything to the contrary in the Merger Agreement, neither Parent nor the Surviving Corporation will be liable for any settlement effected without its written consent, which will not be unreasonably withheld.

     Until six years from the Effective Time, the Surviving Corporation has agreed to maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring before the Effective Time, directors' and officers' liability insurance which is substantially similar in coverage to that maintained by the Company as of October 11, 2000 (the "Existing Policy"); provided, however, that the Surviving Corporation will not be required to pay or cause to be paid annual premiums for the Existing Policy (or for any substitute policies) of more than 150% of the last annual premium paid by the Company before October 11, 2000. If any such future annual premiums exceed the 150% level, the Surviving Corporation may reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 150% of the last annual premium paid by the Company before October 11, 2000.

     Treatment of Company Stock Options. Before the Effective Time, Parent and the Company will take all such actions as may be necessary to cause each unexpired and unexercised stock option of the Company in effect on the date thereof which has been granted to current or former directors, officers, employees or consultants of the Company by the Company (each, an "Employee Option") to be cancelled and converted into the right to receive at the Effective Time, whether or not then vested or exercisable, an amount in cash equal to the product of (i) the number of Shares subject to such Employee Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject or related to such Employee Option.

     Treatment of Employee Stock Purchase Plan. Prior to, and conditioned upon, the purchase of a majority of the Shares under the Offer, the Company will take all such actions as may be necessary to provide that the Company's 1997 Employee Stock Purchase Plan, as amended (the "Company ESPP"), will terminate on December 31, 2000. If the Effective Time occurs on or before December 31, 2000, each option to purchase Shares that is outstanding under the Company ESPP (each, an "ESPP Option") will automatically be assumed and converted at the Effective Time into the right to receive $8.10 in cash (the difference between $20.00 and the exercise price of each ESPP Option) on December 31, 2000 for each Share covered by such ESPP Option. If the Effective Time occurs after December 31, 2000, each ESPP Option outstanding on December 31, 2000 will entitle its holder to purchase Shares in accordance with the provisions of the Company ESPP.

     Treatment of Other Employee Benefits. The Company will take, on terms and conditions satisfactory to Parent, all such actions as may be necessary to amend its 401(k) plans before the purchase of a majority of the Shares under the Offer in order to exclude Parent and its subsidiaries as participating employers in the Company's 401(k) Plans. If any employee of the Company or any of its subsidiaries becomes eligible to participate in any employee benefit plan of Parent after the Effective Time, Parent, the Surviving Corporation and their subsidiaries will credit such employee's service with the Company or its subsidiaries, to the same extent as such service was credited under the similar employee benefit plans of the Company and its subsidiaries immediately before the Effective Time, for purposes of determining eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan of Parent. To the extent permitted by such employee benefit plan of Parent and applicable law, Parent, the Surviving Corporation and its subsidiaries will waive any pre-existing condition limitations, waiting periods or similar limitations under such employee benefit plan of Parent and will provide each such employee with credit for any co-payments previously made and any deductibles previously satisfied.

     Also, before the purchase of a majority of the Shares under the Offer, the Company may (i) pay bonuses to any member of the Company Board or executive officer not in excess of $1,000,000 in the aggregate for all directors and executive officers; (ii) pay bonuses (not including sales commissions payable in the ordinary course of business consistent with past practice) to any other employee of the Company not in excess of $25,000 in the aggregate for any individual employee and not in excess of $500,000 in the aggregate for all employees, in addition to payments required under agreements disclosed by the Company to Parent. In connection with the termination of their respective employment and change-in-control agreements, which the Company has advised Parent and the Merger Sub it intends to effect before the purchase of a majority of the Shares in the Offer, the Company will pay to (A) C. Zane Close, $1,394,823; (B) Randal L. Buness, $805,273; (C) Michael K. Bonham, $790,971; and
(D) Daniel J. Hill, $1,387,207. In addition, Parent intends to enter into an employment agreement with C. Zane Close, the terms of which have not yet been negotiated.

     Composition of the Company Board Following the Merger. The directors and officers of the Merger Sub in office immediately before the Effective Time will be the directors and officers of the Surviving Corporation after the Effective Time, and these directors and officers shall serve under the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The provisions of the Merger Agreement relating to the composition of the Company Board following the purchase of a majority of the Shares in the Offer and before the Effective Time are summarized in Section 11 of this Offer to Purchase.

     THE AFFILIATE TENDER AGREEMENT. The following is a summary of the Affiliate Tender Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule TO. This summary is not a complete description of the terms and conditions of the Affiliate Tender Agreement and is qualified in its entirety by reference to the Affiliate Tender Agreement. The following summary may not contain all of the information important to you. The Affiliate Tender Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase. Capitalized terms used in the summary and not otherwise defined below shall have time meaning set forth in the Affiliate Tender Agreement.

     Certain of the stockholders of the Company who are also affiliates of the Company (the "Stockholders") entered into separate Affiliate Tender Agreements with Parent. Under these agreements, each Stockholder has separately agreed to tender, or cause the record holder to tender, into the Offer, as promptly as reasonably possible and in any event before the tenth business day after the commencement of the Offer, all of the Shares beneficially owned by such Stockholder or any member of his Stockholder Group (as defined below) (the "Owned Shares"). The Stockholders are Donald Walter, Ross Mangano, Kenneth Miller, Zane Close, Michael Bonham, William Fresh, Randal Buness, and Daniel J. Hill, and based on the Company's published records they beneficially own approximately 930,050 Shares in the aggregate as of October 12, 2000 (excluding Shares issuable upon the exercise of options).

     Under the Affiliate Tender Agreements, each Stockholder has agreed that he will not, and each corporation and other person controlled by the Stockholder or any affiliate or associate thereof controlled by the Stockholder, other than the Company and its subsidiaries (collectively, the "Stockholder Group") will not, directly or indirectly, sell, assign, transfer, pledge or otherwise dispose of, or grant a proxy with respect to, any Owned Shares to any person other than Parent or its designee, or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing, or otherwise designed to limit or transfer any of the benefits or risks of ownership.

     The Affiliate Tender Agreements also provide that each Stockholder shall not, and shall cause each other member of the Stockholder Group not to, solicit or knowingly encourage or take any other action to knowingly facilitate or induce, any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of any inquiries to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction.

     The Affiliate Tender Agreements require each Stockholder to promptly notify Parent of the material terms of any such inquiries or proposals received by the Stockholder, or any member of the Stockholder Group, and if such inquiry or proposal is in writing, the Stockholder must deliver or cause to be delivered to Parent a copy of such inquiry or proposal.

     Each Stockholder has agreed, if requested by Parent, not to, and that it shall cause each member of the Stockholder Group not to, vote any Owned Shares at any annual or special meeting of stockholders, or execute any written consent of stockholders, during such period.

     Each Stockholder has also agreed to take all affirmative steps reasonably requested by Parent to indicate its full support for the Offer and the Merger, and under the Affiliate Tender Agreements, each Stockholder consents to Parent's announcement in any press release, public filing, advertisement or other document, that the Stockholder, as a stockholder of the Company, fully supports the Offer and the Merger.

     THE STOCK OPTION AGREEMENT. The following is a summary of the Stock Option Agreement, a copy of which has been filed as an exhibit to the Schedule TO. This summary is not a complete description of the terms and conditions of the Stock Option Agreement and is qualified in its entirety by reference to the Stock Option Agreement. The following summary may not contain all of the information important to you. The Stock Option Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase. Capitalized terms used in the following summary and not otherwise defined below shall have the meaning set forth in the Stock Option Agreement.

     Under the Stock Option Agreement, the Company has granted Parent an irrevocable option (the "Company Option") to purchase from the Company upon original issue from time to time up to a number of Shares equal to 19.9% of the total Shares outstanding on October 11, 2000, subject to adjustment as described below, at an initial exercise price of $20 per Share (the "Exercise Price").

     The Company option is not presently exercisable and will not become exercisable except as described in the next sentence. The Company Option may be exercised by Parent, in whole or in part, immediately before, and subject to the consummation of, a "Trigger Event." A "Trigger Event" occurs if (i) the Merger Agreement is terminated by Parent or the Company under circumstances that would entitle Parent to the Company Termination Fee under the Merger Agreement, and
(ii) within 9 months after such termination the Company consummates a Competing Transaction with or by any person or entity.

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

     The Stock Option Agreement provides that the Company Option will terminate upon the earlier of (i) the Effective Time of the Merger; or (ii) the date that is nine months after termination of the Merger Agreement or if, at the expiration of such nine month period the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise is removed or has become final and not subject to appeal.

     The Stock Option Agreement also provides (i) Parent with registration rights with respect to the Shares purchased under the Stock Option Agreement,
(ii) Parent the ability to acquire the Shares purchased under the Stock Option Agreement by means of a cashless exercise, and (iii) that, in the event of any change in the Shares by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of Shares or securities subject to the Company Option, and the purchase price per Share shall be adjusted appropriately to restore to Parent its rights thereunder, including the right to purchase from the Company (or its successors) Shares representing 19.9% of the outstanding Common Stock on October 11, 2000 for the same aggregate exercise price.

     In addition, under the Stock Option Agreement Parent has agreed that, in connection with any registered underwritten offering of Company Common Stock, Parent will not, and will not permit any of its subsidiaries to, sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Company Common Stock held by Parent or any of its subsidiaries for a period specified by the representative of the underwriters of Company Common Stock not to exceed one hundred eighty (180) days following the effective date of the applicable registration statement of the Company filed under the Securities Act of 1933, as amended; provided however that the Company's officers, directors and stockholders required to file reports under Section 16 of the Exchange Act are also so limited.

     APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of the Shares who has neither voted in favor of the Merger nor consented to the Merger in writing will be entitled under Section 262 of the DGCL to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of such fair value in cash, together with a fair rate of interest, if any. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, asset values and earning capacity.

     If any holder of the Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Merger Consideration under the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     RULE 13e-3. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to "going private" transactions. The Merger Sub does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that financial information concerning the Company and information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders before consummation of the Merger.

     The Rights presently are transferable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. The Company has amended the Rights Agreement to provide that
(i) neither Parent nor the Merger Sub, nor any affiliate of Parent or the Merger Sub, will be deemed to be an Acquiring Person or entity in connection with the transactions contemplated by the Merger Agreement, (ii) the Rights will not separate from the Common Stock as a result of the execution, delivery or performance of the Merger Agreement, the Stock Option Agreement or the consummation of the Offer or the Merger or any of the other transactions contemplated thereby, and (iii) none of the Company, the Merger Sub or the Surviving Corporation, nor any of their respective affiliates, will have any obligations under the Rights Agreement to any holder (or former holder) of Rights as of or following the consummation of the Offer or following the Effective Time.

12. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Merger Sub and Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $225 million.

     The Offer is not conditioned upon any financing arrangements. The Merger Sub will obtain all necessary funds required to consummate the transaction through capital contributions or advances made by Parent. Parent plans to make these contributions or advances from funds on hand. Parent may also obtain a portion of such funds through borrowings under its bank credit facility with PNC Bank (the "Credit Facility"), although it has no present intention to do so.

     A summary of the Credit Facility is incorporated by reference to Parent's Form 10-K for the fiscal year ended September 30, 1999 filed with the SEC on December 21, 1999, and a copy of the credit agreement providing for the Credit Facility has been filed with the SEC as an exhibit to Parent's Quarterly report on Form 10-Q for the quarterly period ended March 31, 1998. This credit agreement may be examined at, and copies thereof may be obtained from, the offices of the SEC in the same manner as set forth in Section 8 above.

13. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer or the Merger Agreement, in addition to the Merger Sub's rights under the Merger Agreement to extend and amend the Offer, the Merger Sub will not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any of the Shares not theretofore accepted for payment or paid for, and the Merger Sub may, subject to the Merger Agreement, terminate or amend the Offer if (i) a number of the Shares representing at least a majority of the total number of the outstanding Shares has not been validly tendered and not withdrawn immediately before the expiration of the Offer or otherwise acquired by Parent or any of its affiliates before the expiration of the Offer ("Minimum Condition"), (ii) any applicable waiting period under the HSR Act has not expired or been terminated or (iii) at any time on or after the date of the Agreement and before the time of acceptance of such the Shares for payment or the payment therefor, any of the following conditions has occurred and continues to exist:

     (1) any of the representations and warranties of the Company in the Merger Agreement is inaccurate as of October 11, 2000 or as of such time, except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be accurate as of such other date, and which inaccuracy shall not have been cured in all material respects by the Scheduled Expiration Date (as defined below) or, if the Offer is extended as permitted by the Merger Agreement, by the Extended Expiration Date (as defined below), except that any inaccuracies of such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies do not constitute or effect, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section
         11); provided however, that, (A) notwithstanding the foregoing, the representations and warranties relating to the

         Company's capitalization shall have been true and correct in all material respects, without giving effect to any limitations as to materiality in such representations and warranties, and (B) no update of or modification to the Company's disclosure schedules made, or purported to have been made, after October 11, 2000 will be regarded in determining whether such representation or warranty is true and correct.

     (2) the Company or any of its subsidiaries fails to carry on their respective businesses solely in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws, permits and contracts, or to use reasonable efforts to preserve intact their current business organizations, other than internal organizational realignments, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers, licensors, lessors, distributors and others having business dealings with them, except where the failure to do so would not have, individually or in the aggregate, a Company Material Adverse Effect, and such failure is neither waived by Parent nor cured in all material respects by the Company by the Scheduled Expiration Date or by any Extended Expiration Date.

     (3) the Company fails to perform or comply in all material respects with its other covenants and agreements contained in the Merger Agreement that the Company is required to perform or comply with and such failure to perform or comply is neither waived by Parent nor cured in all material respects by the Company by the Scheduled Expiration Date or by any Extended Expiration Date.

     (4) (i) there is pending any suit, action, or proceeding by any Governmental Entity (as defined in the Merger Agreement) (A) challenging the acquisition by Parent or the Merger Sub of the Shares, or seeking to restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other transactions contemplated by the Merger Agreement which are necessary for the making or consummation of the Offer or the Merger, or seeking to obtain from the Company any damages that, if such suit, action, or proceeding is successful, would result in a Company Material Adverse Effect, (B) seeking, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, to (1) prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or (2) compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any of the material businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, whereby, in the case of clauses (1) and (2) such suit, action or proceeding, if successful, would result in a Company Material Adverse Effect, (C) seeking to impose material limitations on the ability of Parent or the Merger Sub to acquire or hold, or exercise full rights of ownership of, any of the Shares accepted for payment under the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company, (D) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries which, if successful, would result in a Company Material Adverse Effect, or, (E) requiring divestiture by the Merger Sub or any of its affiliates of any of the Shares, or (ii) the Company, Parent or the Merger Sub shall have received a written notice from any Governmental Entity stating that such entity is taking affirmative action that would be reasonably likely to result in the filing or commencement of any suit, action or proceeding relating to any actions described in clauses (A) through (E) of this subsection (4).

     (5) There shall have been entered, enacted, promulgated, enforced or issued by any court or other Government Entity of competent jurisdiction any judgment, order, decree, statute, law, ordinance, rule or regulation, or any other legal restraint or prohibition shall be in effect, (i) preventing the consummation of the Offer or the Merger or (ii) prohibiting or limiting the ownership or operation by Parent or the Company and their respective subsidiaries of any material portion of the business or assets of Parent or the Company and their respective subsidiaries, taken as a whole, or (iii) compelling Parent or the Company and their respective subsidiaries to dispose of or hold separate any portion of the business or assets of Parent or the Company and their respective subsidiaries, taken as a whole, which (A) in the case of either clause (ii) or (iii), would result in a Company Material Adverse Effect or a Parent Material Adverse Effect (as defined below), except if such prohibition or restraint relating to clauses (i), (ii) and (iii) arises under (1) any antitrust, competition or similar statute, law, rule or regulation of any jurisdiction outside the United States of America, or (2) any other statute, law, rule or regulation of any jurisdiction outside the United States of America, or (B) in the case of clauses (i), (ii) and (iii), would reasonably be expected to subject any officer, director, employee or stockholder of the Company or Parent to any civil or criminal liability.

     (6) the Merger Agreement shall have been terminated under its terms.

     (7) any person or group, which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act, other than Parent, the Merger Sub, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 20% of the outstanding the Shares.

     (8) all consents and approvals of and notices to or filings with Governmental Entities required in connection with the Offer shall not have been made or obtained.

     The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by the Merger Sub or Parent regardless of the circumstances giving rise to any such condition and may be waived by the Merger Sub or Parent, in whole or in part, at any time and from time to time, in the sole discretion of the Merger Sub or Parent. The failure by the Merger Sub or Parent or any of their respective affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     For purposes of this Offer to Purchase, the term (i) "Scheduled Expiration Date" means November 21, 2000, (ii) "Extended Expiration Date" means any date to which the Offer has been extended as permitted by the terms of the Merger Agreement and (iii) "Parent Material Adverse Effect" means any change or effect (including prospective changes or effects) that, individually or when taken together with all other changes or effects, is or would reasonably be expected to be materially adverse to the assets, liabilities, financial condition, results of operations or business of Parent and its subsidiaries, taken as a whole, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has or will be a Parent Material Adverse Effect: (a) any changes in the trading price or the trading volume for the shares of common stock, without par value, of Parent between October 11, 2000 and the Effective Time, (b) the failure by Parent to meet internal projections or forecasts or published revenue or earning predictions for any period ending (or for which revenues or earnings are disclosed) on or after the date hereof, (c) any change in the economy or securities markets of the United States or any other country or region in general, (d) any change or effect resulting from the announcement of the transactions contemplated hereby, (e) changes in law or generally accepted accounting principles, which affect generally entities such as Parent or the Company, (f) any change or effect in the semiconductor or the semiconductor capital equipment industries in general, and not specifically Parent or its subsidiaries or (g) any change or effect resulting from compliance by any of the parties hereto with the terms of the Merger Agreement.

14. DIVIDENDS AND DISTRIBUTIONS.

     The Company has not paid dividends during at least the past two years. According to the Company, the Company's credit facility contains restrictions on the Company's ability to pay dividends. In addition, pursuant to the Merger Agreement, the Company has agreed that during the term of the Merger Agreement the Company may not declare, set aside or pay any dividend or any other distribution with respect to the Shares except for dividends by a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company.

15. CERTAIN LEGAL MATTERS.

     GENERAL. Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to the Company, Parent and the Merger Sub are not presently aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which would be adversely affected by the acquisition of the Shares by the Merger Sub under the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by the Merger Sub under the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that parts of the Company's or Parent's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken, any of which might enable the Merger Sub to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination were met. The Merger Sub's obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 13.

     ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and waiting period requirements have been satisfied. The acquisition of the Shares by the Merger Sub is subject to these requirements. See "Introduction" of this Offer to Purchase as to the effect of the HSR Act on the timing of the Merger Sub's obligation to accept Shares for payment.

     Under the HSR Act, Parent filed a Notification and Report Form with respect to the acquisition of the Shares under the Offer and the Merger with the Antitrust Division and the FTC on October 18, 2000. Under the provisions of the HSR Act applicable to the purchase of the Shares under the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on November 2, 2000, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. Only one extension of such waiting period under a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Parent expects the waiting period under the HSR Act to expire at the end of the 15-day period, if not earlier terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by the Merger Sub under the Offer. At any time before or after the Merger Sub's purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares under the Offer or seeking divestiture of the Shares acquired by the Merger Sub or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for conditions to the Offer that could become applicable in the event of such a challenge.

     STATE TAKEOVER LAWS. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock in the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company Board has approved the Merger Agreement and the Merger Sub's acquisition of the Shares under the Offer and the Stock Option Agreement and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

     The Merger Sub does not believe that any state takeover laws purport to apply to the Offer or the Merger. None of Parent or the Merger Sub has currently complied with any state takeover statute or regulation. The Merger Sub reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Merger Sub might be required to file information with, or to receive approvals from, the relevant state authorities, and the Merger Sub might be unable to accept for payment or pay for any Shares tendered under the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Merger Sub may not be obligated to accept for payment or pay for any shares tendered under the Offer.

16. FEES AND EXPENSES.

     Georgeson Shareholder Securities Corporation is acting as Dealer Manager in connection with the Offer. Parent has agreed to pay Georgeson Shareholder Securities Corporation reasonable and customary compensation for its services as Dealer Manager. Parent has also agreed to reimburse Georgeson Shareholder Securities Corporation for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify Georgeson Shareholder Securities Corporation against certain liabilities and expenses in connection with the Offer, including liabilities under the Federal securities laws. At any time Georgeson Shareholder Securities Corporation and its affiliates may actively trade the Shares for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in the Shares.

     Corporate Investors Communications, Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws.

     The Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Merger Sub may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of the Shares in such jurisdiction.

     None of Parent or the Merger Sub is aware of any state where the making of the Offer is prohibited by administrative or judicial action under any valid state statute. If either Parent or the Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Merger Sub will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Merger Sub cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of the Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Merger Sub by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

     Parent and the Merger Sub have filed a Schedule TO with the SEC under Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 8.

     No person has been authorized to give any information or make any representation on behalf of Parent or the Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          CARDINAL MERGER SUB., INC.

October 25, 2000

                                                                      SCHEDULE A

       INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF KULICKE
                   AND SOFFA INDUSTRIES, INC. AND MERGER SUB

     1. DIRECTORS AND EXECUTIVE OFFICERS OF KULICKE AND SOFFA INDUSTRIES,
INC. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each member of the Board of Directors and executive officers of Kulicke and Soffa Industries, Inc. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Kulicke and Soffa Industries, Inc., 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Kulicke and Soffa Industries, Inc. for the past five years.

DIRECTORS OF KULICKE AND SOFFA INDUSTRIES, INC.

                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                     --------------------------------------------------
Philip V. Gerdine, age 61..........  Independent Consultant. From September 1989 to September
                                     1998, served as Executive Director, Siemens AG and as
                                     managing director of the Plessey Company. Formerly, Vice
                                     President-Corporate Development of Siemens Corporation. Has
                                     held senior management positions with General Electric Co.,
                                     Price Waterhouse and The Boston Consulting Group. Currently
                                     a director of Applied Materials, Inc. and Solectron
                                     Corporation.

C. Scott Kulicke, age 51...........  Chairman of the Board and Chief Executive Officer of
                                     Kulicke and Soffa Industries, Inc. Also serves on the Board of Directors of General Semiconductor, Inc. and Xetel
                                     Corporation.

John A. O'Steen, age 56............  Executive Vice President of Operations (since July 1998)
                                     and Executive Vice President (January to June 1998) of
                                     Cornerstone Brands, Inc., a consumer catalog company. From
                                     1991 to 1998, Chairman and Chief Executive Officer of
                                     Cinmar, L.P., a mail order catalog company acquired by the predecessor of Cornerstone Brands in September 1995.
                                     Formerly, President, Chief Executive Officer and a director of Cincinnati Microwave, Inc., a manufacturer of electronic products. Currently, a director of Cornerstone Brands, Inc.
                                     and Bill's Dollar Stores, Inc. Address: 5568 West Chester
                                     Road, West Chester, OH 45069.

Allison F. Page, age 77............  Retired partner in the Philadelphia law firm of Pepper
                                     Hamilton LLP

MacDonell Roehm, Jr., age 61.......  Chairman of Australian Ventures LLC, a private equity fund focusing on emerging company investments in Australia and
                                     New Zealand, since 1999. Chairman and Chief Executive
                                     Officer of Crooked Creek Capital LLC, a provider of
                                     strategic, operational and financial restructuring
                                     services, since 1998. Former Chairman, President and Chief
                                     Executive Officer of Bill's Dollar Stores, Inc., a chain of retail convenience stores, from 1994 to March 1998. Prior
                                     to that time, Managing Director of AEA Investors, Inc., a
                                     private investment firm. Also serves on the Board of
                                     Directors of Tower Technology Pty., Ltd.

                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                     --------------------------------------------------
Larry D. Striplin, Jr., age 70.....  Chairman of the Board and Chief Executive Officer of
                                     Nelson-Brantley Glass Contractors, Inc., a glass
                                     contractor, and Circle "S" Properties, Inc., a real estate rental company. Chairman of Circle "S" Industries, Inc. and
                                     American Fine Wire Corp. before their acquisition by
                                     Kulicke and Soffa Industries Inc. in 1995. Currently, a
                                     director of HealthSouth Corporation, The Banc Corporation
                                     and the Bank of Birmingham. Address: 2924 Third Avenue S.,
                                     Birmingham, AL 35233.

C. William Zadel, age 57...........  Chairman, President and Chief Executive Officer of
                                     Millipore Corporation, a global manufacturer of filtration and purification products and former President and Chief
                                     Executive Officer of Ciba-Corning Diagnostics Corp., a
                                     manufacturer and distributor of medical diagnostic
                                     products. Currently, a director of Matritech, Inc. Address:
                                     80 Ashby Road, Bedford, MA 01730.

EXECUTIVE OFFICERS OF KULICKE AND SOFFA INDUSTRIES, INC.

                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                     --------------------------------------------------
C. Scott Kulicke, age 51...........  Chief Executive Officer

Morton K. Perchick, age 63.........  Executive Vice President, Office of the President.
                                     Appointed to Kulicke and Soffa Industries, Inc.'s newly
                                     created Office of the President in May 2000. Named
                                     Executive Vice President in July 1995. Joined Kulicke and
                                     Soffa Industries, Inc. in September 1980 as Director,
                                     Quality and Reliability. He became Vice President in 1982
                                     and moved to general management in 1986, when he assumed
                                     responsibility for operations. In 1990, he was appointed
                                     Senior Vice President/General Manager.

Alexander A. Oscilowski, age 41....  Senior Vice President, Office of the President. Joined
                                     Kulicke and Soffa Industries, Inc. in June 1999 as Vice
                                     President, Strategic Marketing. In May 2000, he was
                                     appointed to the newly created Office of the President.
                                     Joined SEMATECH in 1993 as director of Assembly & Packaging and was director of Advanced Technology until January 1999.
                                     Previously served as semiconductor packaging manager in the semiconductor operations unit for Digital Equipment and was an assembly manager, packaging supervisor and process
                                     engineer at Texas Instruments.

Clifford G. Sprague, age 56........  Senior Vice President and Chief Financial Officer. Joined
                                     Kulicke and Soffa Industries, Inc. as Vice President and
                                     CFO in March 1989. In May 1990 he was promoted to Senior
                                     Vice President. Prior to joining Kulicke and Soffa
                                     Industries, Inc., he served for more than five years as
                                     Vice President and Controller of the Oilfield Equipment
                                     Group of NL Industries, Inc.

                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                     --------------------------------------------------
David A. Leonhardt, age 42.........  Senior Vice President and Co-President of the Advanced
                                     Bonding Systems Group. Promoted to Senior Vice President
                                     and Co-President of Kulicke and Soffa Industries, Inc.
                                     Advanced Bonding Systems Group in November 1999. In March
                                     1998, became Vice Present and General Manager of the
                                     Equipment Group, after serving as Vice President of
                                     Strategic Marketing since December of 1996. Prior to that, he spent four years as Director of the Ball Bonder Division and a year as Product Manager for Wedge Bonder Products.

Laurence P. Wagner, age 40.........  Senior Vice President and Co-President of the Advanced
                                     Bonding Systems Group. Joined Kulicke and Soffa Industries,
                                     Inc. in 1998 as Senior Vice President and President,
                                     Kulicke and Soffa Industries, Inc. Packaging Materials. In
                                     November 1999, was promoted to Senior Vice President and
                                     Co-President of the Advanced Bonding Systems Group.
                                     Previously was with Emcore Corporation, where he was vice
                                     president of Emcore Electronic Materials. Prior to 1996,
                                     Mr. Wagner worked for the Shipley Company LLC, a Division
                                     of Rohm and Haas Company in a number of progressively
                                     responsible positions.

Charles J. Salmons, age 45.........  Senior Vice President, Customer Operations, appointed in
                                     1999. Joined Kulicke and Soffa Industries, Inc. in 1978,
                                     and has held positions of increasing responsibility
                                     throughout the accounting, engineering, and manufacturing
                                     organizations. In 1994 he became Vice President of
                                     Operations and was named General Manager, Wire Bonder
                                     Operations in 1998.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF CARDINAL MERGER SUB., INC. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Cardinal Merger Sub., Inc. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is c/o Kulicke and Soffa Industries, Inc., 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090.

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH CARDINAL MERGER SUB., INC.;
               NAME                         OTHER MATERIAL NAME POSITIONS HELD DURING THE PAST FIVE YEARS
               ----                  ---------------------------------------------------------------------------
C. Scott Kulicke, age 51...........  President, Director of Cardinal Merger Sub., Inc. See above for other material positions.

Clifford G. Sprague, age 56........  Vice President, Director of Cardinal Merger Sub., Inc. See above for other material positions.

Morton K. Perchick, age 63.........  Vice President, Director of Cardinal Merger Sub., Inc. See above for other material positions.

Robert F. Amweg, age 47............  Vice President, Treasurer of Cardinal Merger Sub., Inc. Joined Kulicke and
                                     Soffa Industries, Inc. in February, 1997 as its Treasurer and was promoted to Vice President, Treasurer in 2000. Prior to joining Kulicke and Soffa
                                     Industries, Inc., was Vice President, Finance and Chief Financial Officer
                                     of XYAN, Inc., a printing and related services company.

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH CARDINAL MERGER SUB., INC.;
               NAME                         OTHER MATERIAL NAME POSITIONS HELD DURING THE PAST FIVE YEARS
               ----                  ---------------------------------------------------------------------------
Jeffrey C. Moore, age 44...........  Secretary of Cardinal Merger Sub., Inc. General Counsel of Kulicke and
                                     Soffa Industries, Inc. since October, 1996. Prior to joining Kulicke and
                                     Soffa Industries, Inc., General Counsel of Envirosource Treatment &
                                     Disposal Services, Inc. and an attorney with Air Products and Chemicals,
                                     Inc.

Susan L. Waters, age 44............  Assistant Secretary of Cardinal Merger Sub., Inc. Secretary of Kulicke and
                                     Soffa Industries, Inc. since 1995. Assistant Secretary of Kulicke and Soffa
                                     Industries, Inc. from 1984 to 1995. Assistant to the Chairman since 1980.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:
                        HARRIS TRUST COMPANY OF NEW YORK

                   By Mail:                             By Hand/Overnight Delivery:
             Wall Street Station                               Receive Window
                P.O. Box 1023                                Wall Street Plaza
           New York, NY 10268-1023                       88 Pine Street, 19th Floor
                                                             New York, NY 10005

                          By Facsimile Transmissions:
                        (for Eligible Institutions only)

                                 (212) 701-7636

                        For Information (call collect):

                                 (212) 701-7624

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
              111 Commerce Road, Carlstadt, New Jersey 07072-2586
                 Banks and Brokers call collect (201) 896-1900
                    All others call Toll Free (888) 682-7239

                      The Dealer Manager for the Offer is:

                          [GEORGESON SHAREHOLDER LOGO]